Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors
Monroe Capital Corporation:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the PCAOB), the consolidated financial statements of Monroe Capital Corporation and its subsidiaries (the Company) as of December 31, 2024 and for the year ended December 31, 2024, and our report dated February 28, 2025 expressed an unqualified opinion on those consolidated financial statements.

The senior securities information included in the senior securities table of the Company as of December 31, 2024, under the caption “Senior Securities” (the Senior Securities Table) has been subjected to audit procedures performed in conjunction with the audit of the Company’s respective consolidated financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the respective consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with the instructions to Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the respective consolidated financial statements as a whole.

/s/ KPMG LLP
Chicago, Illinois February 28, 2025

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